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                      November 7, 2023

       Yil   Chen
       Chief Financial Officer
       Jianpu Technology Inc.
       5F Times Cyber Building, 19 South Haidian Road
       Haidian District, Beijing
       People   s Republic of China

                                                        Re: Jianpu Technology
Inc.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-38278

       Dear Yil   Chen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Disclosure Review Program
       cc:                                              Haiping Li, Esq.